Exhibit 2(p)

Form of Agreement Regarding Initial Capital

MERCANTILE ABSOLUTE RETURN FUND LLC
Two Hopkins Plaza
Baltimore, MD 21201

•, 2005

Mercantile Absolute Return Master Fund LLC
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     Mercantile Absolute Return Fund LLC hereby offers to purchase interests in Mercantile Absolute Return Master Fund LLC (the “Company Interest”) for an aggregate price of one hundred thousand ($100,000.00) dollars. This letter will confirm that Mercantile Absolute Return Fund LLC is purchasing the Company Interest for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

Sincerely,

MERCANTILE ABSOLUTE RETURN
FUND LLC

By:

Name:
Title:

ACCEPTED AND AGREED:

MERCANTILE ABSOLUTE RETURN MASTER
FUND LLC

By:

Name:
Title: